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                                                                  Execution Copy


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                         SECURITIES PURCHASE AGREEMENT



                                 by and between



                            CARPATSKY PETROLEUM INC.
                             an Alberta corporation
                                (the "Company")

                                      and

                         BELLWETHER EXPLORATION COMPANY
                             a Delaware corporation
                                 ("Purchaser")

                                 Concerning the
                  purchase of convertible preferred shares and
                       warrants to purchase common shares

                               December 29, 1999


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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. DEFINITIONS.....................................................   1
  Section 1.1 Definitions..................................................   1

ARTICLE II. PURCHASE AND SALE OF SECURITIES................................   4
  Section 2.1  Sale and Issuance Purchase Shares...........................   4
  Section 2.2  Sale and Issuance of Warrants...............................   5
  Section 2.3  Legend......................................................   5
  Section 2.4  Purchase; Purchase Price....................................   5

ARTICLE III. CLOSING DATE; DELIVERY........................................   5
  Section 3.1 Closing Date.................................................   5
  Section 3.2 Payment; Delivery............................................   5

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.................................   6
  Section 4.1  Representations and Warranties of the Company...............   6
    (a) Organization and Standing; Articles and By Laws....................   6
    (b) Corporate Power; Authority.........................................   6
    (c) Purchase Shares and Warrants.......................................   6
    (d) Capitalization.....................................................   7
    (e) Subsidiaries.......................................................   7
    (f) No Conflicts or Consents...........................................   7
    (g) Corporate Documents................................................   8
    (h) ASC Documents; Financial Statements; Liabilities...................   8
    (i) Oil and Gas Properties.............................................   9
    (j) Investment Company.................................................  10
    (k) Public Utility Company.............................................  10
    (l) Environmental Matters..............................................  11
    (m) Tax Matters........................................................  13
    (n) Litigation.........................................................  15
    (o) Broker's and Finder's Fee..........................................  15
    (p) Absence of Sensitive Payments......................................  15
    (q) Compliance with Law................................................  15
    (r) Contracts..........................................................  16
    (s) Employment Plans/Employment Agreements.............................  17
    (t) Absence of Certain Changes or Events...............................  17
    (u) The Company's Assets...............................................  18
    (v) Registration Rights................................................  18
  Section 4.2  Representations and Warranties of Purchaser.................  18
    (a) Investment Intent..................................................  18

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                                      (i)
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    (b) Accredited Investor................................................  21
    (c) Corporate Power; Authority.........................................  21
  Section 4.3 Acknowledgments of the Purchaser.............................  21

ARTICLE V. CONDITIONS TO CLOSING...........................................  22
  Section 5.1 Purchaser's Conditions.......................................  22
    (a) Representations and Warranties Correct.............................  22
    (b) Covenants..........................................................  22
    (c) Compliance Certificate.............................................  22
    (d) No Material Adverse Change.........................................  23
    (e) Consents...........................................................  23
    (f) Registration Rights Agreement......................................  23
    (g) Opinion of Company's Counsel.......................................  23
    (h) Pease Merger Agreement.............................................  23
    (i) Due Diligence......................................................  23
  Section 5.2  Company's Conditions........................................  23
    (a) Representations....................................................  23
    (b) Consents...........................................................  23
    (c) Pease Merger Agreement.............................................  23

ARTICLE VI. AFFIRMATIVE COVENANTS OF THE COMPANY...........................  24
  Section 6.1 Financial Information........................................  24
    (a) ASC Reports........................................................  24
    (b) Other Reports......................................................  24
  Section 6.2 Access.......................................................  24
  Section 6.3 Rule 144 Reporting...........................................  24
  Section 6.4 Shareholder Approval.........................................  25
  Section 6.5 Conduct of Business by the Company Pending the Closing.......  25
  Section 6.6 Stock Exchange Listing.......................................  26
  Section 6.7 Additional Agreements........................................  26
  Section 6.8 No Shop......................................................  27
  Section 6.9 Advice of Changes............................................  27
  Section 6.10 Pease Merger................................................  27
  Section 6.11 Board Nominees..............................................  28
  Section 6.12 Use of Proceeds.............................................  28

ARTICLE VII. MISCELLANEOUS.................................................  29
  Section 7.1  Governing Law...............................................  29
  Section 7.2  Survival....................................................  29
  Section 7.3  Successors and Assigns......................................  29
  Section 7.4  Entire Agreement, Amendment.................................  29
  Section 7.5  Notices, etc................................................  29
  Section 7.6  Delays or Omissions.........................................  29

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                                      (ii)
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  Section 7.7 Counterparts.................................................  30
  Section 7.8 Severability.................................................  30
  Section 7.9 Titles and Subtitles.........................................  30
  Section 7.10 Specific Performance........................................  30

Articles of Amendment                                        Exhibit A
Warrant                                                      Exhibit B
First Amendment to Registration Rights Agreement             Exhibit C
Form of Legal Opinion                                        Exhibit D
Amendment to the Pease Merger Agreement                      Exhibit E
Company's Articles of Incorporation and By Laws              Schedule 4.1(a)
Company's Capitalization                                     Schedule 4.1(d)
Company's Subsidiaries                                       Schedule 4.1(e)
Required Consents                                            Schedule 4.1(f)
Material Adverse Changes                                     Schedule 4.1(h)
Changes to Reserves                                          Schedule 4.1(i)(ii)
Environmental and Safety Matters                             Schedule 4.1(l)
Taxes                                                        Schedule 4.1(m)
Litigation                                                   Schedule 4.1(n)
Sensitive Payments                                           Schedule 4.1(p)
Contracts                                                    Schedule 4.1(r)
Registration Rights                                          Schedule 4.1(v)

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                                     (iii)
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                         SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (the "Agreement") is made and entered into as of December 29, 1999 by and between Carpatsky Petroleum Inc., an Alberta corporation (the "Company"), and Bellwether Exploration Company, a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Purchaser desires to purchase 95,450,000 million Preferred Shares, and Warrants to purchase 12,500,000 Common Shares, and the Company desires to issue and sell to Purchaser the Preferred Shares and the Warrants, for an aggregate consideration of U.S.$4,000,000, all on the terms and conditions described herein.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, contract and agree as follows:

                             ARTICLE I. DEFINITIONS

     Section 1.1 Definitions. As used in this Agreement, the following terms when capitalized have the meanings indicated.

      "Affiliate" shall have the meaning ascribed by the Business Corporations Act (Alberta).

      "Agreement" shall mean this Agreement, including the Schedules and Exhibits hereto, all as amended or otherwise modified from time to time.

      "Alternative Proposal" has the meaning set forth in Section 6.8.

      "Amendment to the Pease Merger Agreement" means the amendment to the Pease Merger Agreement described in Exhibit F.

     "Ancillary Agreements" means, collectively, the First Amendment to Registration Rights Agreement and the Amendment to the Pease Merger Agreement.

     "Articles" has the meaning set forth in Section 2.1.

     "Articles of Amendment" means the articles of amendment with respect to the Preferred Shares in the form attached as Exhibit A.

     "ASC" means the Alberta Securities Commission.

     "ASC Documents" has the meaning set forth in Section 4.1 (h) (i).

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      "Audited Financial Statements" shall mean the audited balance sheets, and the related statements of earnings, shareholders' equity and cash flows, and the related notes thereto of Company as of and for the years ended December 31, 1998.

      "CDNX" means the Canadian Venture Exchange.

      "Closing" shall have the meaning ascribed to it in Section 3.1.

      "Closing Date" has the meaning provided for in Section 3.1.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Shares" has the meaning set forth in Section 2.1.

      "Company" has the meaning set forth in the introductory paragraph.

      "Environmental Laws" has the meaning set forth in Section 4.1(1)(xi).

      "Environmental Liability" has the meaning set forth in Section 4.1(1)
(xiii).

      "ERISA" has the meaning provided for in Section 4.1(s).

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Financial Statements" shall mean the Audited Financial Statements and the Interim Financial Statements.

      "First Amendment to Registration Rights Agreement" means the agreement set forth in Exhibit C.

      "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (including, without limitation, a government controlled oil company).

      "Hazardous Materials" has the meaning set forth in Section 4.1(1) (xii).

      "Holder" means the Purchaser and any subsequent direct or indirect transferee of the Purchase Shares, Warrants, Shares or Warrant Shares, other than a transferee, (i) who has acquired the Purchase Shares, Warrants, Shares or Warrant Shares that have been the subject of a distribution registered under the Securities Act or (ii) in the case of Shares or Warrant Shares, who has acquired such Common Shares after such shares have been the subject of a distribution

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to the public pursuant to Rule 144 under the Securities Act or otherwise distributed under circumstances not requiring a legend as described in
Section 2.3.

      "Interim Financial Statements" shall mean the unaudited balance sheet, and the related unaudited statements of earnings and cash flows of the Company as of and for the nine months ended September 30, 1999.

      "Latest Balance Sheet" shall mean the balance sheet included in the Interim Financial Statements.

      "Liens" shall mean pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

      "Material Adverse Change" is a change which had or is reasonably likely to have a Material Adverse Effect.

      "Material Adverse Effect" shall mean with respect to any Person, a material adverse effect on the financial condition, results of operations, business or prospects of such Person and, in the case of the Company, its consolidated subsidiaries taken as a whole.

      "Other Securities" has the meaning provided for in the Articles of Amendment or the Warrant.

      "Payment" has the meaning set forth in Section 4.1(p).

      "Pease" means Pease Oil and Gas Company, a Nevada corporation.

      "Pease Merger Agreement" means the Agreement and Plan of Merger between the Company and Pease, dated September 1, 1999.

      "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, Governmental Authority or body, association, unincorporated organization or other entity.

      "Preferred Shares" has the meaning set forth in Section 2.1.

      "Purchase Price" has the meaning set forth in Section 2.4.

      "Purchase Shares" has the meaning set forth in Section 2.1.

      "Purchaser" has the meaning set forth in the introductory paragraph.

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      "Reserve Engineer" has the meaning set forth in Section 4.1 (i) (ii).

      "Reserve Report" has the meaning set forth in Section 4.1(i) (ii).

      "Returns" shall mean all returns, reports, estimates, declarations and statements of any nature regarding Taxes for periods required to be filed by the taxpayer relating to its income, properties or operations.

      "SEC" means the U.S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

      "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, and shall include any replacement statute and rules and regulations thereunder.

      "Securities Act (Alberta)" means the Securities Act (Alberta), as amended, and the rules, regulations, policy statements, notices and other requirements promulgated thereunder.

      "Shareholder Consent" means the consent to private placement in the form of Exhibit E.

      "Shares" has the meaning set forth in Section 2.1.

      "Securities Laws" has the meaning set forth in Section 4.1(c).

      "Taxes" shall mean any taxes imposed by any government or entity empowered with taxing authority by a government, including, without limitation, national, federal, provincial, state, regional, local or other taxes (including, without limitation, income, value-added, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

      "Warrants" means the warrants in the form of Exhibit B.

      "Warrant Shares" has the meaning set forth in Section 2.2.

                  ARTICLE II. PURCHASE AND SALE OF SECURITIES

      Section 2.1 Sale and Issuance Purchase Shares. The Company shall issue and sell to Purchaser at the Closing (as hereinafter defined) 94,450,000 shares (the "Purchase Shares") of its convertible preferred shares ("Preferred Shares"), initially convertible into 50,000,000 common shares ("Common Shares") of the Company, representing, as of the date hereof, 31.66% of the Common Shares on a fully diluted basis. The Purchase Shares have the characteristics set forth in the Articles of Amendment. The Purchase Shares and the Shares (as hereinafter defined)

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issuable upon conversion of the Purchase Shares shall be entitled to all of the rights, privileges and preferences provided therein and in the Company's Articles of Incorporation, as amended by the Articles of Amendment, included in
Schedule 4.1 (a) ("Articles"). The Common Shares or Other Securities to be received upon conversion of the Purchase Shares are referred to herein as the "Shares."

     Section 2.2 Sale and Issuance of Warrants. The Company shall issue and sell to Purchaser at the Closing (as hereinafter defined) Warrants to purchase 12,500,000 Common Shares, representing, as of the date hereof, 7.91 % of the Common Shares on a fully diluted basis. All Warrant Shares (as hereinafter defined) to be purchased pursuant to the Warrants shall have the rights, privileges and preferences as set forth in the Articles. The Common Shares or Other Securities for which the Warrants shall be exercisable upon payment of the exercise price set forth in the Warrant are referred to herein as the "Warrant Shares."

     Section 2.3 Legend. The Purchase Shares, Warrants, any Shares issued upon conversion of the Purchase Shares, and any Warrant Shares issued upon exercise of the Warrants will not be registered under the Securities Act, and will bear a restrictive legend as set forth in Section 4.2 (a) (vii).

     Section 2.4 Purchase; Purchase Price. Subject to the terms and conditions set forth herein, for and in consideration of the sale and issuance of the Purchase Shares and Warrants, Purchaser hereby agrees to pay to the Company at the Closing U.S.$4,000,000 in cash ("Purchase Price").

                      ARTICLE III. CLOSING DATE; DELIVERY

     Section 3.1 Closing Date. The closing ("Closing") of the purchase and sale of the Purchase Shares and Warrants hereunder shall be held at 10:00 A.M. Houston, Texas time, on December 29, 1999 ("Closing Date"), at the offices of Haynes & Boone L.L.P., 1000 Louisiana, Suite 4300, Houston, Texas 77002.

     Section 3.2 Payment; Delivery. At the Closing, the Company will deliver to Purchaser duly executed certificates representing the Purchase Shares registered in the name of Purchaser, against payment of the Purchase Price therefor, by wire transfer of immediately available funds per the Company's instructions, together with delivery by the Company of such other documents, certificates and opinions of counsel as may be required to be delivered by the Company to Purchaser as a condition to Purchaser's consummation of this Agreement, including, without limitation, the Ancillary Agreements.

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                  ARTICLE IV. REPRESENTATIONS AND WARRANTIES

      Section 4.1 Representations and Warranties of the Company. In order to induce Purchaser to enter into this Agreement, the Company hereby represents and warrants to Purchaser, as follows:

          (a) Organization and Standing; Articles and By Laws. The Company is a corporation legally incorporated, duly organized, validly existing and in good standing under the laws of the province of Alberta, Canada, has full corporate power and authority and all necessary licenses and permits to own, lease, produce and operate the properties used in its business and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or produced by it or the nature of the businesses transacted by it requires it to be so qualified. Schedule 4.1 (a) is a true, correct and complete copy of the Company's Articles and By Laws, containing all amendments through the date hereof.

          (b) Corporate Power; Authority. The Company has full corporate power and authority to enter into this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and the Ancillary Agreements, the issuance of the Purchase Shares and Warrants, the issuance upon conversion of the Purchase Shares of the Shares, the issuance upon exercise of the Warrants of the Warrant Shares, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and, subject to the receipt of approval of the Company's shareholders as contemplated by
     Section 6.4, no other corporate proceeding on the part of the Company is necessary to authorize and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each Ancillary Agreement will be, duly executed and delivered by, and constitutes or will constitute a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

          (c) Purchase Shares and Warrants. The Purchase Shares and Warrants, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges set forth in the Articles of Amendment or Warrant (as the case may be). The Shares and Warrant Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Articles of Amendment or Warrant (as the case may be), will be validly issued, fully paid and non-assessable and will have the rights, preferences and privileges set forth in the Articles. Upon issuance upon conversion of the Purchase Shares

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     or upon exercise of the Warrants, the Shares or Warrant Shares (as the case may be) will be free of any Liens created by the Company; provided, however, that the Shares and Warrant Shares will be subject to restrictions on transfer under the Securities Act or any applicable United States or Canadian state and provincial securities laws and rules of the ASC (collectively, "Securities Laws"). The Shares and Warrant Shares are not subject to any preemptive rights or rights of first refusal.

          (d) Capitalization. The authorized capital stock of the Company consists of unlimited number of Common Shares, of which 77,778,263 shares are issued and outstanding as of the date of the hereof. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding securities of the Company were issued in compliance with applicable Securities Laws. The Company has reserved 50,000,000 and 12,500,000 Common Shares for issuance upon conversion of the Preferred Shares and exercise of the Warrants, respectively. Other than the Common Shares and except as specifically described on Schedule 4.1(d), the Company does not have any outstanding capital stock or securities convertible into or exchangeable for any shares of its capital stock, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding rights or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. The Company is not a party to any agreement (except as contemplated by this Agreement) restricting the transfer of any shares of the Company's capital stock.

          (e) Subsidiaries. Except as listed on Schedule 4.1(e), the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, business entity or other Person. Each such subsidiary is a corporation legally incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority and all necessary licenses and permits to own, lease, produce and operate the properties used in its business and to carry on its business as now being conducted. Each subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned or leased by it or the nature of the businesses transacted by it requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

          (f) No Conflicts or Consents.

              (i) Neither the execution, delivery or performance of this Agreement nor the Ancillary Agreements by the Company nor the

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          consummation of the transactions contemplated hereby or thereby will
          (1) violate, conflict with, or result in a breach of any provision of, constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any material adverse claim against any of the material properties or assets of the Company or its subsidiaries under, (A) the Articles, by laws or any other organizational documents of the Company or its subsidiaries, or (B) any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement, production sharing contract, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective assets are bound, or (2) violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Authority to which the Company or any subsidiary is subject or by which the Company or any of its subsidiaries or any of their respective assets are bound in any material respect.

                 (ii) Except as set forth on Schedule 4.1(f), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the covenants and transactions contemplated hereby or thereby.

          (g) Corporate Documents. The minute books of the Company and its subsidiaries contain reasonably complete and accurate required records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The share transfer records of the Company are maintained by its transfer agent and registrar and, to the knowledge of the Company, contain complete and accurate records of all issuances and redemptions of shares by the Company.

          (h) ASC Documents; Financial Statements; Liabilities.

                 (i) Since January 1, 1997, the Company has filed all reports, forms, statements and other documents required under the Securities Act (Alberta) to be filed with the ASC (the "ASC Documents") other than annual audited financial statements for the year ended June 30, 1999 and unaudited interim financial statements for the three months ended September 30, 1999. The ASC Documents, and any such reports, forms and documents filed by the Company with the ASC after the date hereof, as amended, complied, or will comply, as to form in all material respects with

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          the requirements of the Securities Act (Alberta), as the case may be, applicable to such ASC Documents, and none of the ASC Documents contained, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The Financial Statements included in the ASC Documents have been audited by Garrett Power, Chartered Accountants (in the case of the Audited Financial Statements) in accordance with Canadian generally accepted auditing standards, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly the consolidated financial position of the Company at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the Interim Financial Statements, as permitted by the Securities Act (Alberta). The Interim Financial Statements reflect all adjustments (consisting only of normal, recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Except as set forth on
          Schedule 4.1(h), or in the Latest Balance Sheet and the notes thereto, there has not been any Material Adverse Change in the consolidated financial condition of the Company since December 31, 1998.

               (iii) The Latest Balance Sheet includes appropriate reserves for all Taxes and other liabilities incurred as of such date but not yet payable.

               (iv) Since the date of the Latest Balance Sheet, there has been no change that has had or is likely to have a Material Adverse Effect on the Company.

          (i)  Oil and Gas Properties.

               (i) Except for Liens arising in the ordinary course of business after the date of the Latest Balance Sheet and assets disposed of in the ordinary course of business after the date of the Latest Balance Sheet, each of the Company and its subsidiaries has good and marketable title, free and clear of all Liens which would have a Material Adverse Effect on the Company and its subsidiaries on a consolidated basis, to the all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Latest Balance Sheet as being owned by the Company and its subsidiaries as of the date thereof or purported to be owned on the date thereof, including without limitation, the oil and gas interests reported upon in the Reserve Report. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a

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          consolidated basis, held under leases by the Company and its subsidiaries are held under valid instruments enforceable by each of them in accordance with their respective terms. Substantially all of the Company's and its subsidiaries' equipment in regular use has been reasonably well maintained and is generally in good and serviceable condition, reasonable wear and tear excepted.

               (ii) The Company has delivered to the Purchaser a copy of the reserve report ("Reserve Report") dated as of December 31, 1998, prepared by Ryder Scott Company Petroleum Engineers, independent reserve engineers ("Reserve Engineers") relating to the oil and gas reserves of the Company. The factual information underlying the estimates of the reserves of the Company, which was supplied by the Company to the Reserve Engineers for the purpose of preparing the Reserve Report, including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Company's ownership interests in properties, was true and correct in all material respects on the date of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Reserve Engineers were prepared in good faith and with a reasonable basis; the information provided to the Reserve Engineers for purposes of preparing the Reserve Reports were prepared in accordance with customary industry practices; each of the Reserve Engineers were, as of the date of any Reserve Report prepared by it, and are, as of the date hereof, independent petroleum engineers with respect to the Company; other than normal production of the reserves and intervening oil and gas price fluctuations set forth in Schedule 4.1(i) (ii), the Company is not, as of the date hereof, aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Reserve Reports; estimates of such reserves and the present value of the future net cash flows therefrom in the Reserve Report comply in all material respects to the applicable requirements of Regulation S-X under the Securities Act;

          (j) Investment Company. Neither the Company nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (k) Public Utility Company. Neither the Company nor any of its subsidiaries is a "public utility," a "holding company" or a subsidiary or "affiliate" of a public utility within the meaning of the Public Utility Holding Company Act of 1935, as amended.

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          (L) Environmental Matters. Except as set forth on Schedule 4.1(1), and except for matters that would not result individually in liability to the Company or any of its subsidiaries in excess of (a) $10,000 in the case of matters known to the Company or, in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $25,000, or (b) $25,000 in the case of matters not known to the Company or, in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $50,000, to the best knowledge of the Company:

               (i) the properties, operations and activities of the Company or any of its subsidiaries are in compliance in all material respects with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws;

               (ii) each of the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries (including, without limitation, properties located in the Ukraine) are not subject to any existing, pending, or, to the Company's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws;

               (iii) neither the Company nor any of its subsidiaries has agreed, whether by contract or by consent agreement with Governmental Authorities or private persons, to undertake any environmental investigation, clean up, or remedial activities;

               (iv) all notices, permits, licenses, or similar authorizations required to be obtained or filed by the Company or its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

               (v) the Company and each of its subsidiaries has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Authority under Environmental Laws, and the Company has not received any notice of noncompliance with respect to any such financial responsibility requirements;

               (vi) there are no physical or environmental conditions existing on any property of the Company or any of its subsidiaries or resulting from the Company's or any of its subsidiaries' operations or activities, past or present, at any location,

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          including, without limitation, releases and disposal of Hazardous
          Materials, that would give rise to any on-site or off site investigation, reporting, or remedial obligations or other Environmental Liability;

                (vii) to the extent required by applicable Environmental Laws, all Hazardous Materials generated by the Company and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous materials;

               (viii) there has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by the Company and its subsidiaries or in connection with their present or prior properties or operations that could reasonably by expected to give rise to any Environmental Liability;

               (ix) no release or clean up of Hazardous Materials has occurred at the Company's and its subsidiaries' properties which could reasonably be expected to result in the assertion or creation of any Lien on the properties by any Governmental Authority with respect thereto, nor has any such lien been asserted or made by any Governmental Authority with respect thereto; and

               (x) the operations of each third party operator of any of the Company's and its subsidiaries' properties are in compliance with the terms of this Section.

     The Company has made available to the Purchaser all material internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of the Company relating to any of the present or prior properties or operations of the Company and its subsidiaries.

     In this Section,

               (xi) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority pertaining to pollution, health, safety, or the environment, including, without limitation, the laws of the Ukraine on Environmental Protection (VVR (Visnyk Verkhovnoi Rady (Herald of the Supreme Rada]) 1991, #41. p. 5546), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Oil

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          Pollution Act, all as amended, any state laws implementing the foregoing federal laws, any state laws pertaining to, health, safety and waste management including, without limitation, the handling of asbestos, medical waste or disposable products, hydrocarbon products, PCBs or other Hazardous Materials or processing or disposing of wastes or the use, maintenance and closure of pits and impoundments, all other federal, provincial, state or local environmental conservation or protection and health and safety laws, domestic and foreign, and any common law creating liability for environmental conditions. Environmental Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, guidelines, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, plan, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (xii) "Hazardous Materials" shall mean any materials that are regulated by or form the basis or liability under Environmental Laws, and include, without limitation, asbestos, wastes, including, without limitation, medical wastes or disposable products, hazardous substances, pollutants or contaminants, hazardous or solid wastes, hazardous constituents, hazardous materials, toxic substances, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

               (xiii) "Environmental Liability" shall mean liabilities, fines, penalties, obligations, consequential damages, responsibilities, response costs, natural resource damages, corrective action costs, reclamation costs, and costs and expenses, known or unknown, absolute or contingent, past, present or future, resulting from any requirement, claim or demand under Environmental Laws or contract.

          (m)  Tax Matters.

               (i) Each of the following is true with respect to each of the Company and its subsidiaries to the extent applicable to such member:

                    (1) all Returns that are or were required to be filed by or with respect to the Company and its subsidiaries have been or will be timely filed by each of the Company and its subsidiaries when due in accordance with all applicable laws; all Taxes shown on the Returns have been or will be timely paid when due; the Returns have been properly completed in compliance with all applicable laws and regulations and completely and accurately reflect the facts regarding the income, expenses, properties, business and operations

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               required to be shown thereon; the Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);

                     (2) except as set forth on Schedule 4.1(m), each member of the Company and its subsidiaries has paid all Taxes required to be paid by it (whether or not shown on a Return) or for which it could be liable (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional tax payments are due but such assessment is based on an adjustment to a Return or position, if such member has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other Persons under tax allocation agreements or otherwise, and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to its income, properties, transactions or operations for any period as reflected on its books (including, without limitation, the Latest Balance Sheet) are adequate to cover such Taxes;

                     (3) there are no ongoing or scheduled audits, agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the income, properties or operations of any of the Company and its subsidiaries for any period, and neither the Company nor any subsidiary has been requested to enter into any such agreement or consent;

                     (4) there are no Liens for Taxes (other than for current
               Taxes not yet due and payable and Taxes set forth on Schedule 4.1
               (m) upon the assets of any of the Company nor its subsidiaries;

                    (5) the Company and its subsidiaries have not received
               notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Company or its subsidiaries or their assets (other than for Taxes set forth on Schedule 4.1 (m);

                    (6) to the knowledge of the Company, each of the Company and its subsidiaries has complied in all material respects with all applicable tax laws (other than for Taxes set forth on Schedule 4.1(m); and
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                    (7) all Taxes that the Company and its subsidiaries are or were required by applicable law to withhold or collect have been duly withheld, collected and paid.

          (n) Litigation. Except as disclosed on Schedule 4.1(n), there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of the Company, threatened before any court, any Governmental Authority, governmental instrumentality or any arbitration panel, against or affecting any of the Company or its subsidiaries. To the knowledge of the Company, no facts or circumstances exist that would be reasonably likely to result in the filing of any such action that would have a Material Adverse Effect on the Company. Except as disclosed on Schedule 4.1(n), neither the Company nor its subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

          (o) Broker's and Finder's Fee. No agent, broker, Person or firm acting on behalf of the Company is or will be entitled to any commission or broker's or finder's fee from the Company or its subsidiaries in connection with any of the transactions contemplated herein.

          (p) Absence of Sensitive Payments. Except as disclosed to Purchaser, neither the Company, any subsidiary nor any Affiliate thereof nor any officer or director of any of them acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "Payment") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States, Canada or the Ukraine or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or (iv) the giving of any Payment to, or the receipt of any Payment from, any person who was or could have been in a position to help or hinder the business of the Company and its subsidiaries (or assist any of the Company or its subsidiaries in connection with any actual or proposed transaction) which (A) would reasonably have been expected to subject any of the Company or its subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding,
     (B) if not given in the past, would have had a Material Adverse Effect on the Company or (C) if not continued in the future, would have a Material Adverse Effect on the Company.

          (q) Compliance with Law. Neither the Company nor any subsidiary is in violation of any statute, law, ordinance, regulation, rule or order of any foreign, United States, Canadian or Ukranian federal, state, provincial or local Governmental Authority or any judgment, decree or order of any court, except where any such violation would not,

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  individually or in the aggregate, have a Material Adverse Effect on the
  Company. Each of the Company and its subsidiaries has all permits, approvals, licenses and franchises from Governmental Authorities required to conduct its business as now being conducted, except for such permits, approvals, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (r)  Contracts.

             (i) Schedule 4.1 (r) sets forth, as of the date hereof, a list of all of the following material contracts and other agreements to which the Company or its subsidiaries is a party or by which any of them or any material portion of their properties or assets are bound or subject (other than those set forth on any other Schedule): (1) contracts, severance agreements and other agreements with any current or former officer, director, employee, consultant, agent or other representative;
       (2) contracts and other agreements with any labor union or association representing any employee of the Company and its subsidiaries; (3) contracts, agreements or other agreements relating to the Company and its subsidiaries between the Company and its subsidiaries, on the one hand, and any shareholder or any of his, her or its Affiliates on the other hand; (4) joint venture agreements, concessions, licenses or production sharing contracts; (5) contracts and other agreements under which the Company or any of its subsidiaries agrees to indemnify any party; (6) contracts and other agreements relating to the borrowing of money; or (7) any other material contract or other agreement whether or not made in the ordinary course of business. There have been delivered or made available to the Purchaser true and complete copies of all such contracts and other agreements set forth on Schedule 4.1(r).

             (ii) All contracts, agreements and understandings set forth on
       Schedule 4.1 (r) are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except as set forth on Schedule 4.1 (r) (or on another Schedule), (1) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and
       (2) neither the Company nor any of its subsidiaries is in violation or breach of or default under any such contract, agreement or understanding nor to the knowledge of the Company is any other party to any such contract, agreement or understanding.

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          (s) Employment Plans/Employment Agreements

              (i) Neither the Company nor its subsidiaries has sponsored, maintained or contributed to or for the benefit of the current or former employees, officers or directors of the Company or its subsidiaries or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                     (1) any "employee benefit plan," as such term is defined in
              Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

                    (2) any personnel policy, option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

              (ii) Neither the Company nor its subsidiaries contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to or any liability with respect to (a) a multiemployer plan within the meaning of Section 3(37) of ERISA or (b) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501 (c) (9) of the Code.

              (iii) the Company does not have a 401 (k) Plan or any health benefit plans.

          (t) Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, each of the Company and its subsidiaries has conducted its business only in the ordinary course, and has not:

               (i) amended its articles of incorporation, bylaws or similar organizational documents;

               (ii) merged or consolidated with another entity (other than a subsidiary) or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased,

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          transferred or otherwise disposed of any material portion of its assets except for fair value in the ordinary course of business;

                (iii) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on the Company;

                (iv) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

                (v) entered into any transaction other than on an arm's-length basis;

                (vi) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any option, warrant or other right to purchase or acquire any equity interest; or

                (vii) agreed, whether or not in writing, to do any of the foregoing (other than as contemplated by the Pease Merger Agreement).

           (u) The Company's Assets. The assets of the Company and of its subsidiaries consist solely of (i) reserves of oil, rights to reserves of oil and associated exploration and production assets with a fair market value not exceeding $500 million and (ii) other assets with a fair market value not exceeding $15 million. For purposes of this Section 4.1(u), the term "associated exploration and production assets" shall have the meaning ascribed thereto in Section 802.3 of the Rules promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act").

          (v) Registration Rights. The Company is not under any obligation to register (as defined in the First Amendment to Registration Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued, except as described on Schedule 4.1(v).

     Section 4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

     (a)  Investment Intent. Purchaser:

                (i) is acquiring the Purchase Shares, the Warrants, the Shares and the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof except pursuant to the First Amendment to Registration Rights Agreement;

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                (ii) understands and acknowledges that the Purchase Shares, the
          Warrants, the Shares and the Warrant Shares have not been and will not be registered under any applicable Securities Laws, and that the issuance contemplated hereby is being made in reliance on a private placement exemption to "accredited investors" as defined in Regulation D under the Securities Act and similar exemptions under state law and applicable exemptions under the Securities Act (Alberta);

                (iii) has had access to such information concerning the Company as it has considered necessary in connection with its investment decision to invest in the Purchase Shares, the Warrants, the Shares and the Warrant Shares, including an opportunity to meet with members of management of the Company and to ask and receive answers to questions regarding the Company, its business, financial condition, prospects and the terms of this offering;

                (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchase Shares, Warrants, Shares and Warrant Shares and is able to bear the economic risks of such investment;

                (v) acknowledges that it has not purchased the Purchase Shares, the Warrants, the Shares and the Warrant Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over the internet, radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

               (vi) agrees that if it decides to offer, sell or otherwise transfer any of the Purchase Shares, the Warrants, the Shares or the Warrant Shares, it will not offer, sell or otherwise transfer any of such Purchase Shares, Warrants, Shares or Warrant Shares, directly or indirectly, unless:

          A. the sale is to the Company or registered under applicable Securities Laws; or

          B. the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S (or such successor rule or regulation as then in effect);

          C. the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable state securities laws; or

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          D.    the sale is made in a transaction that otherwise does not
                require registration under applicable Securities Laws governing the offer and sale of the Purchase Shares, Warrants, Shares and Warrant Shares;

                (vii) understands and acknowledges that upon issuance thereof and until such time as is no longer required under requirements of the applicable Securities Laws, all certificates representing the Purchase Shares, the Warrants, the Shares and the Warrant Shares (and all certificates issued in exchange therefor or in substitution thereof), shall bear, in addition to any legend (s) required by applicable Securities Laws and policies, the following legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT, IF APPLICABLE (OR SUCH SUCCESSOR RULE OR REGULATION AS THEN IN EFFECT), (C) INSIDE THE UNITED STATES (1) PURSUANT TO REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE LAWS, OR (2) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (3) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

          and understands that the certificate representing the Purchase Shares, Warrants, Shares and Warrant Shares will bear the following additional legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD UNLESS (A) A PERIOD OF AT LEAST 12 MONTHS HAS ELAPSED FROM THE DATE OF ORIGINAL ISSUE, (B) NO UNUSUAL EFFORT IS MADE TO PREPARE THE MARKET OR TO CREATE A DEMAND FOR THE SECURITIES MAKING UP THE DISTRIBUTION, (C) NO EXTRAORDINARY COMMISSION OR CONSIDERATION IS PAID TO A PERSON OR

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           COMPANY OTHER THAN THE VENDOR OF THE SECURITIES IN RESPECT OF THE
           TRADE, AND (D) THE FIRST TRADE IS NOT FROM THE HOLDINGS OF A CONTROL PERSON. ("UNUSUAL EFFORT," "EXTRAORDINARY COMMISSION" AND "CONTROL PERSON" HAVE THE MEANINGS SET OUT IN THE SECURITIES ACT (ALBERTA) AND THE RULES THEREUNDER.)

                (viii) consents to the Company making a notation on its records or giving instructions to any transfer agent of the Purchase Shares, the Warrants, the Shares and the Warrant Shares in order to implement the restrictions on transfer set forth and described herein; and

                (ix) will not sell all or any of the Purchase Shares, the Warrants, the Shares and the Warrant Shares except in compliance with applicable Securities Laws.

           (b) Accredited Investor. The Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

           (c) Corporate Power; Authority. The Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing, each Ancillary Agreement will be, duly executed and delivered by, and constitutes or will constitute a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     Section 4.3 Acknowledgments of the Purchaser. In connection with the issuance of the Purchase Shares and the Warrants, Purchaser certifies that it is not a resident of Alberta and hereby acknowledges to the Company as follows:

           (a) Purchaser understands that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchase Shares or the Warrants,

           (b) there is no government or other insurance covering the Purchase Shares or the Warrants,

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           (c) there are risks associated with the purchase of the Purchase
     Shares and the Warrants,

           (d) there are restrictions on the Purchaser's ability to resell the Purchase Shares and the Warrants (and the Shares and Warrant Shares) and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Purchase Shares Warrants (and the Shares and Warrant Shares), and

           (e) the Company has advised the Purchaser that the Company is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell the Purchase Shares and Warrants through a person or company registered to sell securities under the Securities Act (Alberta) and, as a consequence of acquiring the Purchase Shares and the Warrants pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Alberta), including statutory rights of rescission or damages, will not be available to the Purchaser.



                        ARTICLE V. CONDITIONS TO CLOSING

     Section 5.1 Purchaser's Conditions. Purchaser's obligations to purchase the Purchase Shares and the Warrants at the Closing are subject to the fulfillment of the following conditions, the waiver of which shall not be effective against Purchaser unless specifically consented to in writing:

           (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 4.1 hereof shall be true and correct when made, and shall be true and correct on the Closing Date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

          (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

          (c) Compliance Certificate. The Company shall have delivered to Purchaser a certificate of the Company, executed by the President and Secretary of the Company, dated the Closing Date, and certifying, that all representations and warranties of the Company contained in the Agreement are true and correct on the Closing Date as if made on such date, that all conditions to the obligations of Purchaser to close the transactions contemplated by this Agreement have been satisfied or waived in writing by Purchaser and that the Company has complied with all covenants or obligations set forth in this Agreement.

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           (d) No Material Adverse Change. There shall have been no Material
      Adverse Change with respect to the Company since the date of the Interim Financial Statements.

           (e) Consents. The shareholders of the Company shall have approved the issuance of the Purchase Shares and Warrants as contemplated by Section
     6.4. Any consent, approval, authorization or order of any court, Governmental Authority or administrative body required for the consummation of the transactions contemplated by this Agreement, shall have been obtained and shall be in effect on the Closing Date.

           (f) Registration Rights Agreement. The Company shall have executed the First Amendment to Registration Rights Agreement.

           (g) Opinion of Company's Counsel. Purchaser shall have received from McManus Thompson a favorable opinion dated the Closing Date, in form and substance satisfactory to Purchaser, in the form of Exhibit D.

           (h) Pease Merger Agreement. The Pease Merger Agreement shall have been amended as contemplated by Section 6.10 and the form and substance of such amendment shall be satisfactory to the Purchaser, acting reasonably.

           (i) Due Diligence. The Purchaser shall have completed its due diligence investigation of the Company, its subsidiaries and their respective assets, operations and prospects, and the Company shall be satisfied in its sole and absolute discretion with the results of that investigation. Such due diligence shall include, without limitation, receipt of such opinions and certificates regarding the operations, properties and prospects of the Company from Ukranian counsel to Purchaser as purchaser shall request.

     Section 5.2 Company's Conditions. The Company's obligation to sell and issue the Purchase Shares and Warrants at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

           (a) Representations. The representations made by Purchaser in Sections 4.2 and 4.3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

           (b) Consents. The shareholders of the Company shall have approved the issuance of the Purchase Shares and Warrants as contemplated by Section
     6.4. Any other consent, approval, authorization or order of any court, Governmental Authority or administrative body required for the consummation of the transactions contemplated by this Agreement, shall have been obtained and shall be in effect on the Closing Date.

           (c) Pease Merger Agreement. The Pease Merger Agreement shall have been amended as contemplated by Section 6.10.

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               ARTICLE VI. AFFIRMATIVE COVENANTS OF THE COMPANY

      Section 6.1 Financial Information. The Company will mail to each Holder of any of the Purchase Shares, Warrants, Shares or Warrant Shares the following:

           (a) ASC Reports. The Company shall promptly mail copies of all quarterly and annual reports and of the information, documents and other reports which the Company is required to file with the ASC or the SEC, exclusive of any exhibits to such reports and exclusive of registration statements on Form S-8.

           (b) Other Reports. If the Company is not required to file reports with the ASC or the SEC, the Company shall mail within five days after it would have been required to file with the SEC, financial statements, including notes thereto (and with respect to annual financial statements, an auditor's report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" both comparable to that which the Company would have been required to include in such annual or quarterly reports, information, documents or other reports if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act.

     Section 6.2 Access. The Company will allow, and will cause its subsidiaries to allow, any Holder of Purchase Shares, Warrants, Shares or Warrant Shares or proposed assignee of Purchase Shares, Warrants, Shares or Warrant Shares designated by such Holder, and their respective representatives, upon two Business Days prior telephonic notice, to visit and inspect any of its property, to examine its books of record and account, and to discuss its affairs, finances and accounts with its officers, provided, (i) the Holder of Purchase Shares, Warrants, Shares or Warrant Shares, proposed assignee or representative signs a customary confidentiality agreement if requested by the Company and (ii) the examination will not unreasonably disrupt, in any material manner, the operations of the Company.

     Section 6.3 Rule 144 Reporting. The Company agrees that from and after the date it registers any class of its securities under Section 12 (b) or 12 (g) of the Exchange Act, it shall:

           (a) Make and keep "adequate public information" available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

           (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

           (c) So long as Purchaser owns any Purchase Shares or Common Shares, furnish to Purchaser promptly upon request a written statement by the Company as

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     to its compliance with the reporting requirements (i) necessary to cause
     "adequate public information" to be available under Rule 144, and (ii) of the Securities Act and Exchange Act.

     Section 6.4 Shareholder Approval. The Company will take all action necessary to obtain the approval of the shareholders of the Company in accordance with the requirements of the CDNX by obtaining Shareholder Consents from holders of a majority of its Common Shares, excluding the Purchaser and Torch Energy Advisors Incorporated, with respect to the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and shall each take all lawful action to solicit such approval; provided, however, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors of the Company under applicable law.

     Section 6.5 Conduct of Business by the Company Pending the Closing. Prior to the Closing, unless Purchaser shall otherwise agree in writing or except as otherwise required by this Agreement:

          (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Closing. The Company shall, and shall cause its subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with past practice; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Authorities applicable to the Company and its subsidiaries; (c) maintain and keep its material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; (d) maintain its material concessions in full force and effect and not take any action or fail to take any action which would constitute a material breach or default thereunder; and (e) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

          (ii) the Company shall not, and shall not propose or agree to, nor shall it permit any of its subsidiaries to, or propose or agree to, (a) sell or pledge or agree to sell or pledge any capital stock owned by it in any of their respective subsidiaries, (b) amend their respective articles or by-laws, (c) split, combine or reclassify their outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for such shares of stock, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, or (d) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of stock;

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           (iii)  the Company shall not, nor shall it permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales of securities pursuant to obligations outstanding as of the date of this Agreement; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

           (iv) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law, enter into any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice; and

           (v) the Company shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of the Company or any of its subsidiaries.

     Section 6.6 Stock Exchange Listing. The Company shall use its best efforts to list on the CDNX, the Shares and Warrant Shares, to be issued pursuant to the Purchase Shares and Warrants.

     Section 6.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible).

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     Section 6.8 No Shop. The Company agrees (a) that neither it nor any of its subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, stock or asset acquisition, consolidation or similar transaction, involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to, make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.8; and (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, the Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any Person, if such Person has submitted a written proposal to its Board of Directors relating to an Alternative Proposal which the Board of Directors believes is superior from a financial point of view to the transactions contemplated hereby and is reasonably likely to be consummated and the Company's Board of Directors, having received a written opinion of legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty to its shareholders imposed by law. The Board of Directors shall provide a copy of any such written proposal to the Purchaser immediately after receipt thereof and thereafter keep the other party promptly advised of any development with respect thereto and any revision of the terms of such Alternative Proposal.

     Section 6.9 Advice of Changes. The Company shall confer on a regular basis with Purchaser on operational matters. The Company shall promptly advise the Purchaser orally and in writing of any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect. The Company shall promptly provide the Purchaser (or their respective counsel) copies of all filings made by such party with the CDNX or any other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 6.10 Pease Merger. The Company is currently party to the Pease Merger Agreement. Contemporaneously with the execution of this Agreement, Pease and the Company have amended the Pease Merger Agreement as contemplated by Exhibit E. Purchaser agrees to vote all Common Shares which it owns or controls and all of the Preferred Shares in favor of the Pease Merger Agreement (as amended as contemplated by Exhibit E), including the approval and

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adoption of the Redomestication (as defined in the Pease Merger Agreement) and the Merger (as defined in the Pease Merger Agreement); provided however, Purchaser shall not be required to vote or cause the voting of Common Shares or Preferred Shares unless:

      (i) The conditions to consummation of the Redomestication and the Merger set forth in Section 7.01 (a) and (c) of the Pease Merger Agreement shall have been satisfied as of the date of the vote of shareholders or waived by Purchaser.

     (ii) The conditions to the consummation of the Redomestication and Merger set forth in Section 7.02 (a) through 7.02 (j) of the Pease Merger Agreement shall have been satisfied as of the date of the vote of shareholders or waived by Purchaser, except that

           (A) the certificates of the President and Chief Financial Officer of Pease described in Section 7.02 (a), 7.02 (b) and 7.02 (c) of the Pease Merger Agreement shall be delivered and addressed to Purchaser and shall be dated the date of the shareholder vote;

           (B) the "reasonable business judgement of Carpatsky" set forth in
     Section 7.02 (d) of the Pease Merger Agreement shall be the "reasonable business judgement of Bellwether Exploration Company";

           (C) Purchaser shall have been advised orally that the requirements of the second sentence of clause (iii) below are anticipated to be satisfied at the closing.

     (iii) Purchaser shall have received drafts of the opinions set forth in
Section 7.02(e) and (f) of the Pease Merger Agreement, and such opinion shall be in form and substance acceptable to Purchaser, acting reasonably. Each of the opinions described in Section 7.02 (e) and (f) of the Pease Merger Agreement shall be addressed and delivered to Purchaser at the Closing.

     (iv) The Company will not waive the conditions in Section 7.02(i) or (j) of the Pease Merger Agreement without the prior written consent of Purchaser.

     Section 6.11 Board Nominees. At or prior to the Closing, the company shall cause J.P. Bryan to be appointed as Chief Executive Officer of the Company, and shall cause [ ], [ ], [ ] and [ ] to resign as directors, and Mr. Bryan, Dr. Jack Birks and Mr. Dennis Martin to be appointed as directors of the Company.

     Section 6.12 Use of Proceeds. The Company shall pay $1.0 million of the net proceeds of the issuance of the Preferred Shares and Warrants to the joint activity account created pursuant to the Joint Activity Agreement, dated September 14, 1995, between Poltavanaftogaz and the Company, as amended.

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                          ARTICLE VII. MISCELLANEOUS

      Section 7.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

      Section 7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby.

      Section 7.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     Section 7.4 Entire Agreement, Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     Section 7.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Purchaser, at: Bellwether Exploration Company, 1331 Lamar, Suite 1450, Houston, Texas 77010, Attn: Roland E. Sledge, Esq. with a copy to Haynes and Boone, LLP, 1000 Louisiana, Suite 4300, Houston, Texas 77002,
Attention: Guy Young, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to any other Holder of any Purchase Shares, Warrants, Shares or Warrant Shares, at such address as such Holder shall have furnished the Company in writing, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such Purchase Shares, Warrants, Shares or Warrant Shares who has so furnished an address to the Company, or (c) if to the Company, to its address set forth on the signature page of this Agreement and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to Purchaser, with a copy to McManus Thomson, 1210, 6064th Street S.W., Calgary, Alberta T2P 1T1, Attention: James D. Thomson.

     Section 7.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Holder of any Purchase Shares, Warrants, Warrant Shares or Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be

                                      29

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deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

     Section 7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one agreement.

     Section 7.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     Section 7.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     Section 7.10 Specific Performance. The Company acknowledges that any breaches of the agreements and covenants contained in of this Agreement would cause irreparable injury to Purchaser for which Purchaser would have no adequate remedy at law. In addition to any other remedy that Purchaser may be entitled to, the parties agree that Purchaser shall be entitled to the remedy of specific performance.



                       [SIGNATURES ON THE FOLLOWING PAGE]

                                      30

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    The foregoing Agreement is hereby executed as of the date first above written.
                                              "COMPANY"

Address: 6671 Southwest Freeway, Suite 303  CARPATSKY PETROLEUM INC.
         Houston, Texas 77074
         Fax: (713) 981-8670

                                     By ________________________________________
                                        David A. Melman, Chief Corporate Officer

                                                     "PURCHASER"

                                     BELLWETHER EXPLORATION COMPANY



                                     By ________________________________________
                                        J.P. Bryan, Chief Executive Officer

                                      31

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              Schedule 4.1 (d) to Securities Purchase Agreement
                            dated December 29, 1999


Common Stock Outstanding                                          77,778,263(1)

Stock Options Outstanding                                                -0-

Stock Purchase Warrants                                           17,665,4042(2)

Offers Outstanding to Convert:

   Calaway Debt - approximately $275,000 @ 12.5(Cents) per share
   RLF Debt - approximately $365,000 @ 12.5(Cents) per share

No other securities with equity component.



---------------------
    (1) Inclusive of stock option repurchases.

    (2) All at $.20 US expiring December 31, 2000.

                                      32

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               Schedule 4.1(f) to Securities Purchase Agreement
                            dated December 29, 1999

Consent of the CDNX.

                                      33

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           Schedule 4.1(i) (i) (1) to Securities Purchase Agreement
                            dated December 29, 1999

   Common to the oil and gas industry in foreign countries, Carpatsky does not own an interest in real property; its rights and obligations are governed by joint agreements with its Ukrainian partners. Carpatsky's oil and gas assets consist of interests in the following two fields in the Republic of Ukraine: (1) Rudovsko-Chervonozavodskoye natural gas and gas condensate field (the "RC" field) located in the Poltava District of Eastern Ukraine; and (2) the Bitkov-Babchensky oil field (the "Bitkov field") located in the Ivano-Frankovsk District of southwest Ukraine. The RC field is governed by the Joint Activity Agreement No. 410/95 dated September 15, 1995, revised on October 15, 1996 and amended on December 25, 1997 and again on August 26, 1998. This Joint Activity Agreement was established for the purpose of investment, exploration and operation of the RC field. All of Carpatsky's rights and obligations are subject to all terms and conditions of the Joint Activity Agreement as amended.

   The Bitkov field is governed by a Joint Venture Agreement dated April 18, 1995, which establishes Carpatsky's rights and obligations in UkrCarpatoil, Ltd., a Ukrainian joint venture. UkrCarpatoil was created for the purpose of production, exploitation and exploration of the Bitkov field. As outlined in the License Agreement dated July 25, 1995, Carpatsky's rights are limited to the incremental hydrocarbon production above the "baseline" production as defined in the License Agreement. The "organizational period" as defined in the license agreement dated April 18, 1995 has been extended through August 13, 2000 by amendments executed on August 13, 1999. Carpatsky's rights and obligations are subject to all of the terms and conditions of the Joint Venture Agreement and License Agreement as amended.

                                      34

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             Schedule 4.1(i) (ii) to Securities Purchase Agreement
                            dated December 29, 1999

      a) The Reserve Report dated June 30, 1999, prepared by Ryder Scott Company Petroleum Engineers and entitled, "Carpatsky Petroleum Estimated Future Reserves and Income Attributable to Certain Leasehold Interests in Ukraine, SEC Perimeters Full Contractual Interest Case", is subject to all the limitations, contingencies, uncertainties and estimates that are described in the Discussion Letter dated June 23, 1999 included in the aforementioned Reserve Report. This Discussion Letter is incorporated in this document by reference in its entirety.

      b) The Development Schedule (or Drilling Plan) that was contemplated in the aforementioned Reserve Report has not been adhered to principally because the capital necessary to fund the drilling activity has not been available.

     c) The aforementioned Reserve Report contemplated that all of the natural gas in the RC field would be sold to Unocal beginning October 1, 1999 on an exported basis. That event did not occur and the natural gas from the RC field is currently being sold domestically in Ukraine. Historically, Carpatsky has not received payment for the majority of its natural gas sales in Ukraine and there can be assurance payment will be received in the future.

     d) The sales price used in the Reserve Report for natural gas is $1.50 per Mcf and is held constant throughout the life of the reserves. The actual selling price for 1999 (through September 30th) has averaged $0.87 per Mcf.

                                      35

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               Schedule 4.1 (m) to Securities Purchase Agreement
                            dated December 29, 1999

     As of September 30, 1999, the Carpatsky Poltavanaftagas, Joint Activity in the RC field has incurred a corporate profits liability in UAH of 2,899,558 (U.S. equivalent is $648,714 using September 30, 1999 exchange rate). This liability is past due and incurring interest and penalties at an annual rate of 45% (the discount rate in UAH of the National Bank of Ukraine). Carpatsky's properties are subject to a lien to the extent of unpaid taxes.

                                      36

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               Schedule 4.1 (r) to Securities Purchase Agreement
                            dated December 29, 1999

      The terms of the Stock Subscription Agreement for the 1999 Private Placement stated David A. Melman will be appointed as a member of Senior Management and a member of the Company's Board of Directors.

            The following debts are past due as of September 30, 1999:

      1) Series 1 Debenture dated August 15, 1998 in favor of James C. Calaway, principal amount $220,000 plus accrued interest of $55,973.

      2) Promissory Note in favor of RLG International, Inc.; principal amount of $328,914 plus accrued interest of $30,277.

                                      37

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